SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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December 15, 2017	BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS

The Cushing® MLP Infrastructure Fund I

8117 Preston Road, Suite 440

Dallas, Texas 75225

Cushing® MLP Infrastructure Fund

8117 Preston Road, Suite 440

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to The Cushing® MLP Infrastructure Fund I, a Delaware statutory trust (the “Predecessor Fund”) and Cushing® MLP Infrastructure Fund (the “Successor Fund”), a series of Cushing® Mutual Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of (a) the Registration Statement (File No. 333-220520) of the Trust on Form N-14/A filed on November 14, 2017 (the “Registration Statement”) and (b) the related Registration Statement (File No. 333-220521) of the Trust on Form N-1A filed on October 31, 2017. Pursuant to an Amended and Restated Agreement and Plan of Reorganization, made as of November 13, 2017 and filed as an exhibit to the Registration Statement (the “Agreement”), by and between the Predecessor Fund, and the Trust, on behalf of its series, the Successor Fund, (a) the Predecessor Fund will contribute all of its assets to the Successor Fund solely for Class I shares of beneficial interests of the Successor Fund having an aggregate net asset value equal to the aggregated net asset value of the Predecessor Fund, (b) the Successor Fund will assume all of the liabilities of the Predecessor Fund, and (c) the Predecessor Fund will distribute the Successor Fund Shares to the unitholders of the Predecessor Fund in complete liquidation of the Predecessor Fund (the “Reorganization”). At your request, we are rendering our opinion as to certain U.S. federal income tax consequences of the Reorganization.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement (prepared with respect to the Reorganization), and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Registration Statement, and such other documents, certificates, and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Predecessor Fund and the Successor Fund, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of the Predecessor Fund and the Successor Fund (the “Representation Letters”) and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants, and agreements set forth in the documents referred to above and the statements, representations, covenants, and agreements made by the Predecessor Fund and the Successor Fund, including those set forth in the Representation Letters.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement, or the Representation Letters, could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, under current U.S. federal income tax law, the Reorganization will be treated as an exchange described in Section 351 of the Code.

Except as set forth above, we express no other opinion. This opinion is furnished to you solely for your benefit in connection with the Reorganization and cannot be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP